Exhibit 10.1
Penford Corporation
Second Amendment to Second Amended and Restated Credit Agreement,
Resignation of Agent
and
Appointment of Successor Agent
     This Second Amendment to Second Amended and Restated Credit Agreement, Resignation of Agent and Appointment of Successor Agent (herein, the “Amendment”) is entered into as of February 26, 2009, by and among Penford Corporation, a Washington corporation (the “Borrower”), the direct and indirect Subsidiaries of the Borrower from time to time party to the Credit Agreement, as Guarantors, the several financial institutions signing this Amendment as Lenders, and Harris N. A., as a departing Lender (the “Departing Lender”) and resigning Administrative Agent (the “Resigning Agent”), and Bank of Montreal, a Canadian chartered bank, acting through its Chicago branch, as a new Lender and successor Administrative Agent (the “Successor Agent”).
Preliminary Statements
     A. The Borrower, the Guarantors, the Lenders and the Administrative Agent are parties to that certain Second Amended and Restated Credit Agreement dated as of October 5, 2006 (the “Credit Agreement”). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.
     B. The Borrower and the Lenders have agreed to make certain amendments to the Credit Agreement, in each case under the terms and conditions set forth in this Amendment.
     C. Harris N.A. has given notice of its intention to resign as Agent and the parties have agreed to substitute Bank of Montreal (“BMO”), acting through its Chicago branch, for Harris N.A. as Agent and, in connection therewith, to replace Harris N.A. as a Bank with BMO, all under the terms and conditions set forth in this Amendment.
     Now, Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
Section 1. Amendments to the Credit Agreement.
     Subject to the satisfaction of the conditions precedent set forth in Section 3 hereof, the Credit Agreement shall be and hereby is amended as follows:
     1.1. Clause (c) of Section 1.14 of the Credit Agreement shall be amended to read as follows:
     (c) any Lender is then a Defaulting Lender or such Lender is a Subsidiary or Affiliate of a Person who has been deemed insolvent or becomes the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for any such Person,
     1.2. The Credit Agreement shall be amended by adding the following provision thereto as Section 1.16 thereof:
     Section 1.16. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender at any time is a Defaulting Lender, then (a) during any Defaulting Lender Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Loan Documents and such Defaulting Lender’s Commitments shall be excluded for purposes of determining “Required Lenders” (provided that the foregoing shall not permit an increase in such Lender’s Commitments or an extension of the maturity date of such Lender’s Loans or other Obligations without such Lender’s consent); (b) to the extent permitted by applicable law, until such time as the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero, any voluntary prepayment of the Loans shall, if the Administrative Agent so directs at the time of making such voluntary prepayment, be applied to the Loans of other Lenders as if such Defaulting Lender had no Loans outstanding; (c) such Defaulting Lender’s Commitments and outstanding Loans shall be excluded for purposes of calculating any commitment fee payable to Lenders pursuant to Section 2.1 in respect of any day during any Defaulting Lender Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any fee pursuant to Section 2.1 with respect to such Defaulting Lender’s Revolving Credit Commitment in respect of any Defaulting Lender Period with respect to such Defaulting Lender (and any letter of credit fee otherwise payable to a Lender who is a Defaulting Lender shall instead be paid to the L/C Issuer for its use and benefit); (d) the utilization of Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Loans of such Defaulting Lender; and (e) if so requested by the L/C Issuer at any time during the Defaulting Lender Period with respect to such Defaulting Lender, the Borrower shall deliver to the Administrative Agent cash collateral in an amount equal to such Defaulting Lender’s Revolver Percentage of L/C Obligations then outstanding (to be, held by the Administrative Agent as set forth in Section 9.4 hereof). No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 1.16, performance by the Borrower of its obligations hereunder and the other Loan Documents shall not be excused or otherwise modified as a result of the operation of this Section 1.16. The rights and remedies against a Defaulting Lender under this Section 1.16 are in addition to other rights and remedies which the Borrower may have against such Defaulting Lender and which the Administrative Agent or any Lender may have against such Defaulting Lender.

     1.3. The first sentence of Section 2.1(b) of the Credit Agreement shall be amended by replacing the figure “0.125%” appearing therein with the figure “0.25%”.
     1.4. The definitions of the following terms appearing in Section 5.1 of the Credit Agreement shall be amended to read as follows:
     “Base Rate” means with respect to Credit extended in U.S. Dollars, for any day, the rate per annum equal to the greatest of: (a) the rate of interest announced or otherwise established by the Administrative Agent from time to time as its prime commercial rate, or its equivalent, for U.S. Dollar loans to borrowers located in the United States as in effect on such day, with any change in the Base Rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate (it being acknowledged and agreed that such rate may not be the Administrative Agent’s best or lowest rate), (b) the sum of (i) the rate determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the rates per annum quoted to the Administrative Agent at approximately 10:00 a.m. (Chicago time) (or as soon thereafter as is practicable) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) by two or more Federal funds brokers selected by the Administrative Agent for sale to the Administrative Agent at face value of Federal funds in the secondary market in an amount equal or comparable to the principal amount for which such rate is being determined, plus (ii) 1/2 of 1%, and (c) the LIBOR Quoted Rate for such day plus 1.00%.
     “EBITDA” means, with reference to any period, Net Income for such period plus the sum of all amounts deducted in arriving at such Net Income amount in respect of (a) Interest Expense for such period, (b) federal, state, and local income taxes for such period, (c) depreciation of fixed assets and amortization of intangible assets for such period, plus (minus) any non-cash losses (gains) but only to the extent such losses (gains) have not become a cash loss (or gain), plus non-cash stock compensation charges incurred in such period, plus (d) $32,384,000 for the Borrower’s fiscal quarter ending August 31, 2008, minus (e) $234,000 for the Borrower’s fiscal quarter ending November 30, 2008, plus (f) for each fiscal quarter of the Borrower ending after November 30, 2008, and without duplication of amounts otherwise included in the determination of EBITDA, the aggregate amount of (i) the direct costs incurred by the Borrower and its Subsidiaries with respect to such fiscal quarter to restore, repair or replace Property at the Borrower’s facilities in Cedar Rapids, Iowa as a result of flooding that commenced during the month of June 2008 (the “June 2008 Flood”), which must be reasonably acceptable to the Administrative Agent, plus (ii) the aggregate amount of all claims made by the Borrower and its Subsidiaries under its business interruption insurance policies, including any deductibles, as a result of the June 2008 Flood during such fiscal quarter, which must be reasonably acceptable to the Administrative Agent, minus (iii) the aggregate amount of all insurance proceeds, including business interruption insurance proceeds, received by the Borrower and its Subsidiaries during such fiscal quarter as a result of the June 2008 Flood to the extent included in Net Income.

     “Fixed Charges” means, with reference to any period, the sum of (a) all scheduled payments of principal paid in cash during such period with respect to Indebtedness for Borrowed Money of the Borrower and its Subsidiaries plus (b) Interest Expense paid in cash for such period plus (c) all Restricted Payments made by the Borrower during such period in cash, plus (d) federal, state, and local income taxes paid or payable by the Borrower and its Subsidiaries in cash during such period, minus (d) all federal, state, and local income tax refunds received by the Borrower and its Subsidiaries in cash during such period.
     1.5. The two tables appearing in the definition of the term “Applicable Margin” appearing in Section 5.1 of the Credit Agreement shall be replaced with the following table:

		Applicable Margin for	Applicable Margin for	Applicable Margin
	Total Funded Debt	Base Rate Loans and	Eurocurrency Loans	for Revolving Credit
	Ratio for Such	Reimbursement	and Letter of credit Fee	Commitment Fee
Level	Pricing Date	Obligations shall be:	Shall Be:	Shall Be:
V	Greater than or equal to	2.50%	3.50%	0.50%
	3.25 to 1.0

IV	Less than 3.25 to 1.0, but	2.25%	3.25%	0.50%
	greater than or equal to
	2.75 to 1.0

III	Less than 2.75 to 1.0, but	2.00%	3.00%	0.50%
	greater than or equal to
	2.25 to 1.0

II	Less than 2.25 to 1.0, but	1.75%	2.75%	0.50%
	greater than or equal to
	1.75 to 1.0

I	Less than 1.75 to 1.0	1.50%	2.50%	0.50%
Until the date on which the Administrative Agent is in receipt of the Borrower’s financial statements for the fiscal quarter ending February 28, 2009, the Applicable Margin shall be the rates per annum shown opposite Level V in the table above.
     1.6. Section 5.1 of the Credit Agreement shall be amended by adding the following defined terms thereto in the appropriate alphabetical order:
     “BMO” means Bank of Montreal, a Canadian chartered bank.
     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in Letters of Credit or Reimbursement Obligations or participations in Swingline Loans required to be funded by it hereunder (herein, a “Defaulted Loan”) within two Business Days of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding or a receiver or conservator has been appointed for such Lender.
     “Defaulting Lender Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Commitment Percentage of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders other than such Defaulting Lender had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
     “Defaulting Lender Period” means, with respect to any Defaulting Lender, the period commencing on the date upon which such Lender first became a Defaulting Lender and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Loans are declared or become immediately due and payable and (ii) the date on which (a) such Defaulting Lender is no longer insolvent, the subject of a bankruptcy or insolvency proceeding or, if applicable, under the direction of a receiver or conservator, (b) the Defaulting Lender Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or otherwise), and (c) such Defaulting Lender shall have delivered to the Borrower and the Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments.
     “LIBOR Quoted Rate” means, for any day, the rate per annum equal to the quotient of (i) the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a one-month interest period which appears on the LIBOR01 Page as of 11:00 a.m. (London, England time) on such day (or, if such day is not a Business Day, on the immediately preceding Business Day) divided by (ii) one (1) minus the Reserve Percentage.
     1.7. Clause (i) of Section 8.12 of the Credit Agreement shall be amended to read as follows:
     (i) the making of any Restricted Payments by the Borrower so long as no Default or Event of Default shall exist both before and after giving effect thereto and the aggregate amount thereof does not exceed $4,000,000 during the fiscal year of the Borrower ending August 31, 2009, and $8,000,000 in any fiscal year of the Borrower ending thereafter,
     1.8. The table appearing in Section 8.22(a) of the Credit Agreement shall be amended to read as follows:

Total Funded Debt Ratio
From and Including	To and Including	shall not be more than
September 1, 2008	November 30, 2008	4.25 to 1.0

December 1, 2008	August 31, 2009	4.00 to 1.0

September 1, 2009	November 30, 2009	3.25 to 1.0

December 1, 2009	At all times thereafter	3.00 to 1.0
     1.9. Section 8.22(d) of the Credit Agreement shall be amended to read as follows:
     (d) Capital Expenditures. The Borrower shall not, nor shall it permit any of its Subsidiaries to, incur Capital Expenditures (but excluding (i) Capital Expenditures made with the Net Cash Proceeds of any Event of Loss as permitted by Section 1.9(b)(i) hereof, (ii) Capital Expenditures incurred in connection with the repair, restoration or replacement of Property damaged or destroyed as a result of the flooding of the Borrower’s facilities in Cedar Rapids, Iowa during the month of June, 2008, that the Borrower reasonably believes are covered by insurance, for which at the time such expenditure is incurred the Borrower has made or reasonably expects to make a written claim under the applicable insurance policy and which claim has not been denied by the insurer, and (iii) Capital Expenditures made with the proceeds of grants from governmental entities) in the aggregate amount of $12,000,000 (or the Australian Dollar Equivalent or NZ Dollar Equivalent) during the Borrower’s fiscal year ending August 31, 2009, and $20,000,000 (or the Australian Dollar Equivalent or NZ Dollar Equivalent) in the aggregate during any fiscal year thereafter; provided, however, for any fiscal year when Total Funded Debt Ratio is less than 2.0 to 1.0 for each fiscal quarter of such fiscal year, Capital Expenditures for such year shall not exceed $25,000,000 (or the Australian Dollar Equivalent or NZ Dollar Equivalent) for such fiscal year.
     1.10. Section 8.22 of the Credit Agreement shall be amended by adding the following provision thereto as subsection (e) thereof:
     (e) Minimum EBITDA. The Borrower shall have EBITDA for each period of twelve consecutive months ending on February 28, 2009, May 31, 2009, August 31, 2009, and November 30, 2009, in an amount not less than $20,000,000.
     1.11. Schedule I attached to the form of Compliance Certificate attached to the Credit Agreement as Exhibit E shall be replaced by Schedule I attached to this Amendment.
     1.12. The Required Lenders hereby agree that the Borrower and its Subsidiaries may use proceeds of insurance on Property damaged or destroyed by the flooding of the Borrower’s facilities in Cedar Rapids, Iowa during the month of June, 2008, to repay Revolving Loans under the Credit Agreement that were used to repair, restore or replace Property damaged or destroyed by such floods without having to comply with the requirements of Section 9(d) of the Mortgages or Section 1.9(b)(i) of the Credit Agreement.
Section 2. Resignation of Agent and Appointment of Successor Agent.
     Subject to the satisfaction of the conditions precedent set forth in Section 3 below:
     2.1. Pursuant to Section 11.7 of the Credit Agreement, the Resigning Agent hereby resigns as Administrative Agent under the Credit Agreement and all of the other Loan Documents. The Borrower and the Lenders hereby accept such resignation, and the Borrower and the Banks hereby consent to the appointment of the Successor Agent to act as Administrative Agent under the Credit Agreement and the other Loan Documents, subject to all of the conditions and provisions of the Credit Agreement and the other Loan Documents, to fill the vacancy created by the resignation of the Resigning Agent, such resignation and appointment to be effective as of the effective date of this Amendment (the “Effective Time”).
     2.2. The Resigning Agent hereby conveys, assigns, delegates and transfers to the Successor Agent, and to its successors and assigns, all of the rights, powers, duties and obligations of the Resigning Agent as Administrative Agent under and pursuant to the Credit Agreement and the other Loan Documents and all liens and security interests in all Collateral held by the Resigning Agent in its capacity as Administrative Agent.
     2.3. The Successor Agent hereby accepts the appointment as Administrative Agent under the Credit Agreement and the other Loan Documents, subject to all the conditions and provisions of the Credit Agreement and the other Loan Documents, and accepts and assumes all of the rights, powers, duties and obligations of the Resigning Agent as Administrative Agent under and pursuant to the Credit Agreement and the other Loan Documents and agrees to be bound by all the terms of the Credit Agreement and the other Loan Documents, such acceptance and assumption to be effective as of the Effective Time.
     2.4. The Resigning Agent, for the purpose of more fully and certainly vesting in and confirming to the Successor Agent as Administrative Agent under the Credit Agreement and the other Loan Documents, the rights and powers which the Resigning Agent now holds under and by virtue of the Credit Agreement and the other Loan Documents, hereby agrees, upon reasonable request of the Successor Agent, to execute, acknowledge and deliver such further instruments of conveyance and further assurance and to do such other things as may reasonably be required for more fully and certainly vesting in and confirming to the Successor Agent such rights and powers.
     2.5. Effective as of the Effective Time, all reference in the Credit Agreement and the other Loan Documents to the Resigning Agent shall be deemed references to the Successor Agent.

Section 3. Conditions Precedent.
     The effectiveness of this Amendment is subject to the satisfaction of all of the following conditions precedent:
     3.1. The Borrower, the Guarantors, the Required Lenders, the Departing Lender, the Resigning Agent and the Successor Agent shall have executed and delivered this Amendment.
     3.2. The Borrower shall have executed and delivered to the Successor Agent a Term Note in the form of Exhibit D-1 to the Credit Agreement, a Capital Expansion Note in the form of Exhibit D-2 to the Credit Agreement, a Revolving Note in the form of Exhibit D-3 to the Credit Agreement and a Swing Note in the form of Exhibit D-4 to the Credit Agreement, each payable to the order of BMO.
     3.3. Each of the representations and warranties set forth in Section 6 of the Credit Agreement shall be true and correct in all material respects, except that the representations and warranties made under Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders and the June 2008 flooding at the Borrower’s Cedar Rapids, Iowa facilities shall not be taken into account with respect to the representations and warranties made under Section 6.6 of the Credit Agreement.
     3.4. Upon giving effect to this Amendment, (a) the Borrower shall be in full compliance with all of the terms and conditions of the Loan Documents and (b) no Default or Event of Default shall have occurred and be continuing thereunder or shall result after giving effect to this Amendment.
     3.5. The Successor Agent shall have received from the Borrower (a) all fees and expenses that the Borrower has agreed to pay BMO in connection with this Amendment, which shall be solely for the account of BMO, and (b) all fees that the Borrower has agreed to pay to the Lenders in connection with this Amendment, which shall be for the ratable account of the Lenders, including BMO.
Section 4. Representations.
     In order to induce the Required Lenders to execute and deliver this Amendment, the Borrower hereby represents to the Lenders that as of the date hereof, and after giving effect to the amendments called for hereby, the representations and warranties set forth in Section 6 of the Credit Agreement are and shall be and remain true and correct in all material respects (except that for purposes of this paragraph the representations contained in Section 6.5 shall be deemed to refer to the most recent financial statements of the Borrower delivered to the Lenders and the June 2008 flooding at the Borrower’s Cedar Rapids, Iowa facilities shall not be taken into account with respect to the representations and warranties made under Section 6.6 of the Credit Agreement) and after giving effect to this Amendment (a) the Borrower is in compliance with all of the terms and conditions of the Loan Documents and (b) no Default or Event of Default exists under the Credit Agreement or shall result after giving effect to this Amendment.

Section 5. The Departing Lender.
          The Departing Lender hereby agrees to sell and assign without representation, recourse, or warranty (except the Departing Lender represents it has authority to execute and deliver this Amendment and sell all of the Obligations of the Borrower and the Guarantors to the Departing Lender under the Loan Documents as contemplated hereby, which Obligations are owned by the Departing Lender free and clear of all Liens), and simultaneously with the satisfaction of the conditions precedent set forth in Sections 3 hereof, BMO hereby agrees to purchase 100% of the Departing Lender’s outstanding Obligations hereunder and under the Loan Documents (including, without limitation, all of the Loans held by the Departing Lender, together with an undivided participation interest in the Departing Lender’s otherwise unparticipated interests in outstanding Letters of Credit and Reimbursement Obligations) for a purchase price equal to the outstanding principal balance of Loans owed to the Departing Lender hereunder as of the date hereof, which purchase price shall be paid in immediately available funds on the date hereof. Such purchases and sales shall be arranged through the Successor Agent and the Departing Lender hereby agrees to execute such further instruments and documents, if any, as the Successor Agent may reasonably request in connection therewith. Upon the execution and delivery of this Amendment by the Departing Lender, the Lenders, the Resigning Agent, the Successor Agent, the Borrower and the Guarantors and the payment of the purchase price owing to the Departing Lender pursuant hereto, the Departing Lender shall cease to be a Lender hereunder and under the other Loan Documents, and (i) BMO shall have the rights and obligations of the Departing Lender hereunder subject to the terms and conditions hereof, and (ii) the Departing Lender shall have relinquished its rights (other than (a) rights to indemnification and reimbursements referred to herein which survive the repayment of the Obligations owed to the Departing Lender in accordance with its terms, including Sections 1.3(e), 1.12, 10.3, 11.6 and 13.15 of the Credit Agreement, and (b) its right to receive interest and fees accrued to the date hereof and remaining unpaid) and be released from its obligations thereunder. It is understood that all unpaid interest and fees accrued to the date hereof that are owed to the Departing Lender with respect to the interest assigned hereby are for the account of the Departing Lender and such interest and fees accruing from and including the date hereof are for the account of BMO. Each of the Departing Lender and BMO hereby agrees that if it receives any amount hereunder which is for the account of the other, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
Section 6. Miscellaneous.
     6.1. The Borrower and the Guarantors heretofore executed and delivered to the Agent and the Lenders the Collateral Documents to which it is a party. Each of the Borrower and the Guarantors hereby acknowledges and agrees that the Liens created and provided for by the Collateral Documents to which it is a party continue to secure, among other things, the indebtedness, obligations and liabilities described therein; and the Collateral Documents to which it is a party and the rights and remedies of the Agents and the Lenders thereunder, the obligations of the Borrower and the Guarantors thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of the Liens created and provided for by the Collateral Documents to which it is a party as to the indebtedness, obligations and liabilities which would be secured thereby prior to giving effect to this Amendment.
     6.2. Except as specifically amended herein or waived hereby, the Credit Agreement shall continue in full force and effect in accordance with its original terms. Reference to this specific Amendment need not be made in the Credit Agreement, the other Loan Documents, or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to or with respect to the Credit Agreement, any reference in any of such items to the Credit Agreement being sufficient to refer to the Credit Agreement as amended hereby.
     6.3. This Amendment may be executed in any number of counterparts, and by the different parties on different counterpart signature pages, all of which taken together shall constitute one and the same agreement. Any of the parties hereto may execute this Amendment by signing any such counterpart and each of such counterparts shall for all purposes be deemed to be an original. This Amendment shall be governed by the internal laws of the State of Illinois.
     6.4. The Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent in connection with the credit facilities and the preparation, execution and delivery of this Amendment, and the documents and transactions contemplated hereby, including the reasonable fees and expenses of counsel for the Administrative Agent with respect to the foregoing.
[Remainder of Page Intentionally Left Blank]

          This Second Amendment to Second Amended and Restated Credit Agreement, Resignation of Agent and Appointment of Successor Agent is entered into as of the date and year first above written.

“Borrower”

Penford Corporation

By

Name

Title

“Guarantors”

Penford Products Co.

By

Name

Title

Penford Corporation
Signature Page to Second Amendment
to Second Amended and Restated Credit Agreement, Resignation of Agent and
Appointment of Successor Agent

     Accepted and agreed to as of the date and year last above written.

“Lenders”

Harris N.A., in its individual capacity as the Departing Lender and as Resigning Agent

By

Name

Title

Bank of Montreal, in its individual capacity as a Lender, as L/C Issuer, and as Successor Agent

By

Name

Title

U.S. Bank National Association

By

Name

Title

Bank of America, National Association, as Successor by Merger to LaSalle Bank, National Association

By

Name

Title

Penford Corporation
Signature Page to Second Amendment
to Second Amended and Restated Credit Agreement, Resignation of Agent and
Appointment of Successor Agent

Cooperative Centrale Raiffeisen-Boerenleenbank B.A., “Rabobank Nederland,” New York Branch

By

Name

Title

By

Name

Title

Australia and New Zealand Banking Group Limited

By

Name

Title

Penford Corporation
Signature Page to Second Amendment
to Second Amended and Restated Credit Agreement, Resignation of Agent and
Appointment of Successor Agent

Schedule I
to Compliance Certificate
Penford Corporation
Compliance Calculations
for Second Amended and Restated Credit Agreement
dated as of October 5, 2006, as amended
Calculations as of                     , ___

A. Total Funded Debt Ratio (Section 8.22(a))

1. Total Funded Debt	$
2. Net Income for past 4 quarters	$
3. Interest Expense for past 4 quarters	$
4. Income taxes for past 4 quarters	$
5. Depreciation and Amortization Expense for past 4 quarters	$
6. Non-cash Loss (Gain) realized on sale/disposition of assets [Loss shall be identified by a positive number; Gains shall be identified by a negative number]	$
7. Non-cash stock compensation charges for past 4 quarters	$
8. For the fiscal quarter ended August 31, 2008		$32,384,000
9. For the fiscal quarter ended November 30, 2008		$234,000
10. Direct flood-related charges and business interruption insurance claims (including deductibles) made with respect to the Borrower’s fiscal quarters ending after November 30, 2008	$
11. Sum of Lines A2, A3, A4, A5, A6, A7, A8 minus A9 plus A10	$
12. Flood-related insurance proceeds received during past 4 quarters (applies only after November 30, 2008)	$
13. Line A11 minus A12 (“EBITDA”)	$
14. Ratio of Line A1 to A13		____:1.0
15. Line A14 ratio must not exceed		____:1.0

16. The Borrower is in compliance (circle yes or no)	yes/no

B. Fixed Charge Coverage Ratio (Section 8.22(b))
1. EBITDA (Line A13 above)	$
2. Principal payments made in cash during past 4 quarters	$
3. Interest Expense for past 4 quarters paid in cash	$
4. Restricted Payments for past 4 quarters made in cash	$
5. Income taxes for 4 quarters paid in cash	$
6. Income tax refunds for 4 quarters received in cash	$
7. Sum of Lines B2, B3, B4, and B5 minus Line B6	$
8. Ratio of Line B1 to Line B7	____:1.0
9. Line B8 ratio must not be less than	1.50:1.0
10. The Borrower is in compliance (circle yes or no)	yes/no

C. Leverage Ratio (Section 8.22(c))
1. Net Worth	$
2. Intangible Assets	$
3. Write-up of assets	$
4. Line C1 minus the sum of Lines C2 and C3	$
5. Line C4 ratio must not be less than	$65,000,000
6. The Borrower is in compliance (circle yes or no)	yes/no

D. Capital Expenditures (Section 8.22(d))
1. Year-to-date Capital Expenditures (net of permitted exclusions other than for the Ethanol Facility)	$
2. Maximum permitted amount	$
3. The Borrower is in compliance (circle yes or no)	yes/no

E. Minimum EBITDA(Section 8.22(e))
1. EBITDA for 12-month period ended _______, 2009	$
2. Minimum required amount	$20,000,000
3. The Borrower is in compliance (circle yes or no)	yes/no